Exhibit 99.1

Elevance Health Board Welcomes Deanna Strable as New Director

INDIANAPOLIS – October 25, 2022 – The Board of Directors of Elevance Health (NYSE: ELV) announced that Deanna Strable will be joining the Board. She will serve on the Audit and Governance Committees.

With a career spanning more than three decades at a Fortune 500 global financial services company, Ms. Strable currently serves as the executive vice president and chief financial officer (CFO) for Principal Financial Group®. In her current position, she is responsible for the financial integrity and growth strategy of a Fortune 500 company, helping more than 50 million global customers make progress on their journey toward greater financial security.

Prior to her current role as CFO at Principal®, Ms. Strable served as president of the company’s U.S. Insurance Solutions division, with overall accountability for individual life insurance, nonqualified deferred compensation, individual disability insurance, and group benefits. As a strong promoter of inclusion at work and a champion for the growth and advancement of women, she is also the Co-founder and past Co-executive sponsor for the Women in Leadership network at Principal® and is credited with consistently developing high-caliber, diverse teams.

In addition, Ms. Strable serves on the board of directors for United Way Worldwide and previously, served as the past chair of the board of LIMRA LOMA Global, the world’s largest association of life insurance and financial services companies. She is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries.

“We are pleased to welcome Deanna to the Elevance Health Board of Directors. As a seasoned CFO with proven experience in the insurance industry, coupled with a demonstrated focus on diversity and culture, she will add valuable insights to the Board,” said Elizabeth Tallett, Chair, Elevance Health Board of Directors. “With Deanna’s addition, over 70% of our Board of Directors will be comprised of women and racially or ethnically diverse directors, and we continue to be the only Fortune 50 company with both a female CEO and female independent Board Chair.”

About Elevance Health, Inc.

Elevance Health is a lifetime, trusted health partner fueled by its purpose to improve the health of humanity. The company supports consumers, families, and communities across the entire care journey – connecting them to the care, support, and resources they need to lead healthier lives. Elevance Health’s companies serve more than 118 million people through a diverse portfolio of industry-leading medical, digital, pharmacy, behavioral, clinical, and complex care solutions. For more information, please visit www.elevancehealth.com or follow us @ElevanceHealth on Twitter and Elevance Health on LinkedIn.

Investor Relations:

Stephen Tanal

Stephen.Tanal@elevancehealth.com

Media Relations:

Leslie Porras

Leslie.Porras@elevancehealth.com